Exhibit 99.2

Important Notice Regarding the Availability of Informational Materials

KELLOGG COMPANY

You are receiving this communication because you hold securities in Kellogg Company. Kellogg Company has released informational materials regarding its spin-off of its North American Cereal Business (“WK Kellogg Co”) that are now available for your review. The informational materials consist of the Information Statement, plus any supplements, that Kellogg Company has prepared in connection with the spin-off.

This notice provides instructions on how to access the informational materials for informational purposes only. It is not a form for voting and presents only an overview of the informational materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review the informational materials on the Internet at www.materialnotice.com. Kellogg Company is not asking you for a proxy and you are asked not to send a proxy.

The spin-off will occur by means of a pro rata distribution by Kellogg Company of all of the outstanding common stock of WK Kellogg Co.

If you would like to receive a paper copy of the informational materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice.

See the reverse side for instructions on how to access the informational materials.

Materials Available to VIEW or RECEIVE:

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: 2) BY TELEPHONE: 3) BY E-MAIL*:	www.materialnotice.com 1-800-579-1639 sendmaterial@materialnotice.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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